Exhibit 10.30

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made and entered into as of March 2, 2015 and effective as of January 1, 2015 (the “Effective Date”) by and between Core Productions LLC (“Company”), with offices at 902 Broadway, New York, New York 10010, and CrowdRX, Inc. (“Independent Contractor”), with offices at 501 Baily Road, Yeadon, PA 19050.

RECITALS

A.                                    Company is engaged by SFX Entertainment, Inc. and its North American affiliates and subsidiaries (collectively, the “SFX Companies” and each a “SFX Company”) to hire and supervise third-party companies in the production of music festivals and events (each, an “Event” and collectively, the “Events”).

B.                                    Company wishes to retain Independent Contractor’s for the provision of services to the SFX Companies under the terms of this Agreement.

For and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the parties agree as follows:

1.                                      Scope of Services.

(a)                                 Independent Contractor acknowledges and agrees that the provision of services by Andrew Bazos, MD, Eric Salk, MD, Carl Monzo, and Edwin Reyes (the “Key Employees”) was a material inducement for Company to enter into this Agreement.

(b)                                 In consideration for the Fee, defined herein, the Key Employees shall serve as the primary provider of medical and safety services as well as the medical spokesperson for the SFX Companies (the “Baseline Services”).  The Baseline Services include: (i) communication with employees of the SFX Companies, its contractors, local and state government agency officials and the press regarding medical and safety procedures on an as-needed basis; (ii) the provision of guidance to the SFX Companies regarding the selection of vendors for the Events and the terms under which they should operate; (iii) the drafting of medical and safety procedures; and (iv) any related services not requiring the Independent Contractor to be at the Event site prior to the Event (such work hereafter referred to as “Advance Work”) or during the Event itself.  For the avoidance of doubt, the scope and time commitment of the Baseline Services shall be commensurate with those services provided by Dr. Eric Salk and Sports & Entertainment Physicians, PC to the SFX Companies in the 2014 calendar year.  Unless otherwise agreed to by written agreement, such services exclude the provision of consulting services for compliance with the Americans with Disabilities Act of 1990, as amended, and harm-prevention services.

(c)                                  If a SFX Company requests the provision of the services set forth on Exhibit A (the “Additional Services” and collectively with the Baseline Services, the “Services), then such SFX Company shall enter into a separate written agreement (the “Side-Letter Agreement”) to pay Independent Contractor the corresponding fee as described on Exhibit A (the “Additional Fees”).  A Side-Letter Agreement shall set forth:  (i) the Event name; (ii) the Event dates; (iii) the Additional Fee; (iv) a list of persons and entities to be added as additional insured under Independent Contractor’s insurance policy, maintained throughout the Term pursuant to Section 11; (v) the date by which the Independent Contractor shall be paid the Additional Fee; and (vi)

the Additional Services to be provided.  A Side-Letter Agreement must be executed prior to the commencement of the Additional Services.  The terms and conditions of this Agreement are incorporated into and govern all Side-Letter Agreements.

(d)                           The Independent Contractor will devote its best efforts and necessary resources (including labor, materials, equipment and tools) in providing the Services in a professional and workmanlike manner in accordance with all applicable laws (including but not limited to the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act of 2009, and the Federal Health Care Programs’ Anti-Kickback Statute (42 U.S.C. 1320a-7b)) and generally accepted industry standards and, if applicable, supervise any third parties contracted by Independent Contractor.  Independent Contractor shall ensure that any such third parties comply with the terms of this Agreement.  Independent Contractor will determine the methods, means and manner in which the Services are to be performed and the specific hours to be worked by Independent Contractor.  The applicable SFX Company will rely on Independent Contractor to work as many hours as may be reasonably necessary to fulfill Independent Contractor’s obligations under this Agreement.

2.                                      Payment.

(a)                                 In consideration for the Baseline Services, the Company will pay Independent Contractor a fee (the “Fee”) of US$16,666.67 each month of the Term, for an aggregate of US$200,000 in the calendar year running from the Effective Date.  The Company shall not reimburse the Independent Contractor for any expenses unless:  (i) the Company’s President and CEO of Live Events, currently Ritty van Straalen, or the Company’s Managing Director of North America, currently Jacob Smid, provides his or her prior written consent to Independent Contractor’s travel and out of pocket costs in connection with the Baseline Services; (ii) such expenses are evidenced by receipt or invoice and provided in a timely manner to the Company; and (iii) such expenses are reasonable.

(b)                                 As consideration for the Additional Services, the applicable SFX Company will pay Independent Contractor the Additional Fee.  The SFX Company shall not reimburse the Independent Contractor for any expenses unless:  (i) the SFX Company’s project director provides its prior written consent to Independent Contractor’s travel and out of pocket costs in connection with the Additional Services; (ii) such expenses are evidenced by receipt or invoice and provided in a timely manner to the Company; and (iii) such expenses are reasonable,

(c)                                  In no event shall the SFX Companies reimburse Independent Contractor for its overhead expenses, including but not limited to software licenses and medical malpractice insurance.

(d)                                 All fees hereunder will be paid by check and sent via regular US Mail, ACH or wire, at the election of the SFX Company.

(e)                                  The SFX Company will not pay any Additional Fees to the Independent Contractor until such SFX Company has a signed Side-Letter Agreement and all required paperwork (including a certificate of insurance in compliance with the Side-Letter Agreement and a Form W-9) from the Independent Contractor.

(f)                                   Independent Contractor will be solely responsible for any and all sales, use, or other taxes, fees, permits, and surcharges imposed by any federal, state, county, or municipality in connection with the fulfillment of Independent Contractor’s obligations under this and any other agreements.

3.                                      Intentionally Omitted.

4.                                      Independent Contractor Liability.  Independent Contractor will be responsible for any and all losses, liabilities, damages, injuries, claims, charges and costs, whether tangible or intangible (collectively, the “Losses”), to persons or property that in any way arise out of or relate to the performance of the Services whether performed by Independent Contractor or any other persons/entities under the Independent Contractor’s control or direction, except for those Losses directly arising out of the willful misconduct of the Company.  The SFX Companies disclaim liability for damage, loss or theft of the Independent Contractor’s materials and property, whether on-site or in transit to the Event.

5.                                      Completion of Work.  Independent Contractor accepts and agrees that time is of the essence in its performance of the Services.

6.                                      Right to Inspect Work.  Except as expressly provided in this Agreement, the SFX Companies will have no responsibility for supervision or control over the details of Independent Contractor’s provision of the Services.  If any of the Services are not performed to the satisfaction of the Company, in the Company’s sole discretion, the Company will have the right to terminate this Agreement, at Independent Contractor’s expense pursuant to Section 8(b).

7.                                      Working Under the Influence.

(a)                                 Independent Contractor will not, and will not permit its personnel to use or ingest any alcohol, drugs or other substances while working at or for the Event, including driving to/from the Event.

(b)                                 At Independent Contractor’s expense, Company will have the right to immediately terminate this Agreement and all Side-Letter Agreements pursuant to Section 8(b) and the SFX Company may escort such Independent Contractor personnel off the Event site, if the SFX Company believes in its sole and absolute discretion that (a) any Independent Contractor personnel is under the influence of any alcohol, drug, or other inhibiting substance while working at or for the Event, or (b) Independent Contractor may have breached this Agreement, caused any damage to property or injury to third parties, or committed a negligent, illegal or willfully dangerous act.

(c)                                  Notwithstanding the foregoing, the SFX Company’s omission of drug/alcohol testing on Independent Contractor personnel or any other person will not amount to negligence or any misconduct, and Independent Contractor fully and forever releases, waives and discharges each of the Indemnified Persons (as defined herein) from, and covenants not to sue the Indemnified Persons in connection with, any and all such claims, demands, actions, or causes of action.

8.                                      Term and Termination.

(a)                     The term of this Agreement (the “Term”) commences on the Effective Date and shall terminate on the first anniversary of the Effective Date, unless terminated earlier in accordance with this Agreement. Within 90 days of the termination of this Agreement, the

Company and Independent Contractor shall, in good faith, negotiate an extension of the Term as well as amendments to the Fee amount and Exhibit A.  If the parties come to an agreement, the Company and Independent Contractor may, by executing a signed, written amendment to this Agreement, extending the Term of this Agreement by an additional calendar year (an “Extended Year”) for up to an additional two (2) calendar years.

(b)                     Company may terminate this Agreement and all Side-Letter Agreements immediately upon a reasonable finding of Cause.  If such termination is made during an Event, Independent Contractor will immediately leave the grounds of the Event and any dispute regarding the existence or lack of existence of reasonable Cause to terminate the Agreement and Side-Letter Agreements will be resolved after the Event.  Upon termination for Cause, the Independent Contractor shall refund all Additional Fees and reimbursements to the SFX Company within three (3) business days.  For purposes of this Agreement, “Cause” shall mean:  a breach this this Agreement; failure to perform this agreement to the reasonable satisfaction of Company; Independent Contractor’s insolvency or filing of a petition in bankruptcy or under any similar insolvency law or any assignment for the benefit of creditors; or any involuntary petition in bankruptcy or under any similar insolvency law filing against the Independent Contractor where such petition is not dismissed within 30 days after the filing thereof

(c)                      The SFX Company may terminate a Side-Letter Agreement upon the cancellation of an Event for any reason.  If the Event is cancelled prior to the opening of the Event to the public, (i) the SFX Company shall pay the Independent Contractor all approved reimbursements pursuant to Section 2(b); and (ii) the SFX Company shall not be liable for the Additional Fees and any of the Additional Fees already paid to the Independent Contractor shall be refunded to the SFX Company.

(d)                     This Section 8 shall survive the Term.

9.                                      Release and Limitation of Liability.

(a)                                 The Independent Contractor waives any rights to recovery from the Indemnified Parties for any injuries that the Independent Contractor and the Independent Contractor’s employees and subcontractors may sustain while performing Services under this Agreement unless the injuries are due solely to Company’s gross negligence or intentional misconduct.

(b)                                 EXCEPT AS OTHERWISE PROVIDED, THE INDEPENDENT CONTRACTOR HEREBY FULLY AND FOREVER RELEASES, HOLDS HARMLESS, INDEMNIFIES AND DISCHARGES EACH OF THE INDEMNIFIED PERSONS FROM ANY AND ALL LIABILITY, CLAIMS, CHARGES, DAMAGES, DEMANDS, EXPENSES, FEES, FINES, PENALTIES, LOSSES, SUITS, PROCEEDINGS, ACTIONS AND COSTS THEREOF (INCLUDING ATTORNEYS’ FEES AND COURT COSTS FOR ALL ACTIONS AND APPEALS THEREFROM), JUDGMENTS, INJURIES AND SUITS OF EVERY KIND, NATURE OR DESCRIPTION WHATSOEVER ARISING FROM THE INDEPENDENT CONTRACTOR’S TRAVEL TO AND FROM, AND ATTENDANCE AT THE EVENT AND PERFORMANCE OF THE SIDE-LETTER AGREEMENTS AND THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY LIABILITY RESULTING FROM OR RELATING TO ANY OF THE INDEMNIFIED PERSONS’ OWN NEGLIGENCE.  IN NO EVENT SHALL COMPANY’S LIABILITY TO THE INDEPENDENT CONTRACTOR FOR LIABILITIES ARISING OUT OF A PARTICULAR SIDE-LETTER AGREEMENT EXCEED THE FEE SET FORTH IN SUCH SIDE-LETTER AGREEMENT.

10.                               Emergency Medical Care.  In the event of injury to any Independent Contractor personnel, in the absence of such person’s contrary authorization, Independent Contractor authorizes Company and/or its designee(s) to act on such person’s behalf to obtain emergency medical care that may be necessary.  Notwithstanding the foregoing, this section does not create any duty of care owed to Independent Contractor personnel nor will Company and/or its designee(s) be obligated to Independent Contractor personnel for any medical attention or expenses, and, without limitation to Independent Contractor’s indemnification obligations, Independent Contractor will immediately reimburse Company and/or its designee(s) for any such medical expenses incurred.

11.                               Insurance.  Without limiting or qualifying the Independent Contractor’s liabilities, obligations, or indemnities otherwise provided herein, the Independent Contractor will maintain throughout the Term, at its sole cost and expense, the insurance coverage as set forth on Exhibit B, naming the SFX Companies and all of their respective directors, officers, employees and agents as additional insured for all Services provided hereunder.  Upon request of the Company, Independent Contractor shall provide Company with a certificate of insurance in the amounts and type set forth in Exhibit B.  Such certificate of insurance shall be amended for each Event to add any other persons reasonably requested by Company as additional insured including but not limited to governmental entities, venue owners and co-promoters.  Independent Contractor’s failure to obtain such insurance shall constitute a material breach of this Agreement.

12.                               Indemnity.  The Independent Contractor will indemnify, hold harmless, and defend the SFX Companies and all of their respective directors, officers, employees and agents and the Additional Insureds (collectively, the “Indemnified Persons”) from and against any and all Losses (including reasonable attorney’s fees and expenses) actually and reasonably incurred by an Indemnified Person arising out of or related to:  (i) the performance of this Agreement by Independent Contractor;  (ii) the performance of the persons or entities under the Independent Contractor’s control or direction; and/or (iii) the Independent Contractor’s actions or omissions related to the Event.  The Independent Contractor will provide a defense for Indemnified Persons at the Independent Contractor’s expense, including any and all attorney fees, court costs or other fees or costs associated with administrative actions, claims, litigation, mediation, arbitration or the like.

13.                               Intellectual Property.  In this Agreement, “Intellectual Property” means any ideas, discoveries, inventions, applications for patents, patents, designs, and copyrightable works.  All work product, including Intellectual Property, developed by the Independent Contractor while performing the Services or while using any of Company’s property will belong to Company as a work for hire.  To the extent the work product is not considered work for hire, then by this Agreement, the Independent Contractor assigns to Company all work product developed in whole or in part by the Independent Contractor while performing the Services or while using any of Company’s property.

14.                               Nondisclosure; Name and Likeness.

(a)                                 “Confidential Information” means all information and material that either: (i) is expressly identified as “confidential” or “proprietary;” or (ii) relates to a SFX Company’s or an

Event’s business, operations, assets, financial condition, and affairs, including any technical information, capacity, material requirements, data, designs, drawings, proposals, trade secrets, business methods, names of customers and vendors, marketing plans, computer software (proprietary or otherwise), or price information.

(b)                                 While performing the Services, the Independent Contractor may have access to Confidential Information.  Nothing in this Agreement grants any rights to Company’s property to the Independent Contractor.  The Independent Contractor will protect the Confidential Information and treat it as strictly confidential.  The Independent Contractor will not disclose Confidential Information to any third-party individual, corporation, or other entity without Company’s prior written consent.  The Independent Contractor, for a period of five (5) years from the date of disclosure of the Confidential Information, will maintain the Confidential Information in strict confidence and will not, directly or indirectly, use any Confidential Information except as permitted by this Agreement.  This nondisclosure provision survives any termination or expiration of this Agreement for any reason.

(c)                                  The Independent Contractor does not breach this Agreement if the Independent Contractor discloses or uses Confidential Information under the following circumstances: (i) the information is required by law to be disclosed; (ii) the Company gives express written authorization permitting disclosure in each instance; or (iii) the information is or becomes public through no fault of the Independent Contractor.  The Independent Contractor has the burden of proving any of the exceptions listed in this Section 14(c).

(d)                                 Independent Contractor acknowledges and agrees and its employees, representatives, independent contractors, agents and assigns agree that Company, its designee(s), and other parties authorized by the SFX Company shall have the right to film or otherwise record the Event at which the Services are provided for use by the SFX Companies during or after such Event in any and all manner and in any and all media now known or hereafter discovered without any additional payment to any party, including but not limited to the Independent Contractor, and any of its staff, employees, independent contractors, representatives, agents or assigns. By participating in such Event, the rights of such recordings shall become the intellectual property of the SFX Companies, and the SFX Companies shall solely own and control all rights contained therein.  Independent Contractor does hereby grant, and shall ensure that its employees, independent contractors, representatives, agents and assigns grant to the SFX Companies a world-wide, non-exclusive, irrevocable, perpetual and royalty-free license to use Independent Contractor and its employees, independent contractors, representatives, agents and assigns’ names, likenesses, images, logos, and trademarks in connection with an Event and any and all marketing and publicizing thereof, without any additional payment whatsoever.  Notwithstanding the foregoing, (x) in no event shall the SFX Companies intentionally film inside the medical treatment areas, the provision of on-site medical care or the transportation of patients from the Event to a medical facility (y) except where (i) recordings are made via security cameras in the ordinary course of business, and (ii) the provision of medical services or transportation of patients are incidentally filmed while recording the Event in the ordinary course of business.  Independent Contractor shall have no right to film, photograph or otherwise record any such event or any part thereof.

15.                         Covenants and Representations.

(a) Company covenants to ensure that the SFX Companies will comply with the terms of this Agreement.

(b) Independent Contractor covenants and represents that it shall comply with all federal, state and local statutes, licensing requirements and regulations relating to ensuring the proper safety and health precautions are taken to protect the work, the workers, the public and the property of others.

16.                               Injunctive Relief.  In addition to any other relief that may be available to it upon violation of this Agreement, Company is entitled to an injunction by any competent court enjoining and restraining the Independent Contractor and each and every other person concerned from violating this Agreement.

17.                               Assignments.  This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and assigns.  A party may assign this Agreement to a successor by operation of law or with the consent of the other party.  Any attempt to assign this Agreement other than as permitted herein will be null and void and will give the non-assigning party the right to cancel and terminate this Agreement.

18.                               Remedies.  The rights and remedies provided in the Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

19.                               Additional Documents.  Independent Contractor will execute and deliver to Company any and all documents consistent with this Agreement reasonably necessary to effectuate the purposes of this Agreement when and as directed by Company or applicable authority.  In case of Independent Contractor’s refusal or failure to so execute or deliver, or cause to be so executed and delivered, any assignment or other instrument provided in this Agreement within 3 days (unless Company reasonably requires a response in less time due to exigencies), then in such event, Independent Contractor nominates, constitutes and appoints Company and Company will therefore be deemed to be Independent Contractor’s true and lawful attorney-in-fact irrevocably, to execute and deliver all of such documents, instruments and assignments in Independent Contractor’s name and on Independent Contractor’s behalf.

20.                               Notices and Submissions.  All notices required or permitted to be given under this Agreement shall be in writing and shall be given by hand delivery, overnight mail with signature confirmation, or by registered or certified mail, return receipt requested, to the Parties at the addresses first set forth in the recitals.  Notices shall be deemed to have been received one (1) business day after being sent, if sent by overnight mail or via hand delivery, and three (3) business days after being sent by registered or certified mail.

21.                               Waiver.  If a party at any time fails to demand strict performance by the other of any of the terms, covenants, or conditions set forth in this Agreement, that party does not waive or relinquish the right at any time to demand strict and complete performance by the other of the same or other terms, covenants, and conditions.

22.                               Significance of Headings.  Section headings contained in this Agreement are solely for the purpose of aiding in speedy location of subject matter and are not to be given any weight in construing this Agreement.

23.                               Governing Law and Venue.  This Agreement is to be governed and construed according to the laws of the State of New York without regard to conflicts of law.  The proper exclusive venue for resolution of any dispute related to this Agreement is only in New York, New York.  Both parties consent to jurisdiction and venue in New York, New York.

24.                               Attorney Fees.  In the event any action or proceeding is brought by either party against the other under this Agreement, the non-prevailing party must pay the prevailing party’s fees of its attorneys in such action or proceeding, including costs of appeal, if any, plus court costs and other expenses of litigation.

25.                               Waiver of Right to Jury.  BY ENTERING INTO THIS AGREEMENT, COMPANY AND THE INDEPENDENT CONTRACTOR EACH KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS THEY HAVE UNDER LAW TO A TRIAL BEFORE A JURY, AND AGREE TO MANDATORY BINDING ARBITRATION IN ACCORDANCE WITH JAMS STREAMLINED ARBITRATION RULES OF ALL DISPUTES OR CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT.

26.                               Relationship of the Parties.  Nothing in this Agreement is to be considered to create an employer-employee relationship between the parties.  At all times, the Independent Contractor is an independent contractor of Company.  Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the Independent Contractor’s benefit.  The Independent Contractor is solely responsible for all state or federal taxes and requirements.  Company will have no responsibility or obligation for workers’ compensation, taxes or withholding, benefits or insurance for Independent Contractor’s employees.

27.                               Entire Agreement.

(a)                                 This Agreement contains the entire agreement between the parties relative to the Event and supersedes any other prior understandings, written or oral, between the parties with respect to this subject matter.  THE PARTIES ACKNOWLEDGE AND AGREE THAT, IN ENTERING IN TO THIS AGREEMENT, THEY HAVE NOT IN ANY WAY RELIED UPON ANY ORAL OR WRITTEN AGREEMENTS, UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT.

(b)                                 No variations, modifications, or changes in the Agreement are binding on any party to the Agreement unless set forth in a written instrument duly executed by or on behalf of such parties. For purposes of this Section 27(b), text messages and emails shall not constitute a “written instrument.”

(c)                                  To the extent there is a conflict between this Agreement and another executed document between the parties related to the Event (whether the other document is executed before or after this Agreement), the terms of this Agreement control except to the extent that the other document specifically identifies a section of this Agreement and states that it is amending that particular section.

(d)                                 To the extent there is a conflict between a Side-Letter Agreement and this Agreement, the terms of this Agreement control.

28.                               Survival.  Those provisions of this Agreement which by their nature extend beyond termination or expiration of this Agreement will survive such termination or expiration.

29.                               Section References.  When this Agreement makes reference to an article, section, paragraph, clause, schedule or exhibit, that reference is to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless the context clearly indicates otherwise.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Any reference to gender extends to and includes all genders.

30.                               Severability.  If a mediator, arbitrator, or court holds, for any reason, that one or more provisions of this Agreement is invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, but such provision will be deemed deleted, and the deletion will not affect the validity of other provisions of this Agreement.

31.                               Counterparts.  The parties may execute this Agreement in any number of counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.  This Agreement may be executed by facsimile, PDF, or other electronic signature.

32.                               Construction.  All parties have been advised to seek their own independent counsel concerning the interpretation and legal effect of this Agreement and have either obtained such counsel or have intentionally refrained from doing so and have knowingly and voluntarily waived such right.  Consequently, the normal rule of construction to the effect that any drafting ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment or exhibits.

By their signatures or their authorized representative’s signatures, the parties agree to and accept this Agreement:

COMPANY		INDEPENDENT CONTRACTOR

By:	/s/ Richard Rosenstein	By:	/s/Andrew Bazos

Date:		Date:

EXHIBIT A

ADDITIONAL SERVICES

Independent Contractor Rates during the Term

Rates for an Additional Term, if any, to be negotiated

SFX Company	Type of Event	Additional Services	Additional Fee

SFX-LIC Operating LLC	Event with over 10,000 attendees expected.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall perform Advance Work and attend the Event.

$750 per Event
SFX-LIC Operating LLC	Event with less than 10,000 attendees expected.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall perform Advance Work and attend the Event.

$500 per Event
SFX-LIC Operating LLC	Event with less than 10,000 attendees expected.

Independent Contractor shall (i) provide guidance regarding medical and safety issues; (ii) create a budget for medical and safety matters; and (iii) vet providers.  Independent Contractor shall provide Advance Work but is not required to be present at the Event site during the Event.

$200 per Event

SFX-Disco Operating LLC	All Events promoted in whole or in part by SFX-Disco Operating LLC.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall perform Advance Work and attend the Event.

$1,583.33 paid each calendar month during the Term for all SFX-Disco Operating LLC Events.
SFX Companies other than SFX-LIC Operating LLC and SFX-Disco Operating LLC	An Event with over 10,000 attendees expected, held for the first time in North America (a “Start-Up Festival”) where the venue does not have a medical director

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall perform Advance Work and attend the Event.

$25,000 per Event
SFX Companies other than SFX-LIC Operating LLC and SFX-Disco Operating LLC	A Start-Up festival where the venue has a medical director.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall perform Advance Work and attend the Event.

$7,500 per Event
SFX Companies other than SFX-LIC Operating LLC and	An Event with over 10,000 attendees expected, that has been	Independent Contractor shall (i) serve as a medical director or, at the election of	$10,000 per Event and an additional $500 per day that

SFX-Disco Operating LLC	previously held in North America a (“Repeat Festival”), that is two (2) days long and where the venue does not have a medical director.

the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall be designated to the Event and shall perform Advance Work and attend the Event.

executive level management is at the Event site.
SFX Companies other than SFX-LIC Operating LLC and SFX-Disco Operating LLC	A Repeat Festival that is three (3) days long and where the venue does not have a medical director.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall be designated to the Event and shall perform Advance Work and attend the Event.

$13,500 per Event
SFX Companies other than SFX-LIC Operating LLC and SFX-Disco Operating LLC	A Repeat Festival that is two (2) days long and where the venue does have a medical director.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall be designated to the Event and shall perform Advance Work and attend the Event.

$3,500 per Event

SFX Companies other than SFX-LIC Operating LLC and SFX-Disco Operating LLC	A Repeat Festival that is three (3) days long and where the venue does have a medical director.

Independent Contractor shall (i) serve as a medical director or, at the election of the SFX Company, a lesser role; (ii) create a budget for medical and safety matters; (iii) vet providers; and (iv) contract with, exclusively manage and supervise the performance of, third parties for the provision of all medical and safety services.  One or more members of executive level management shall be designated to the Event and shall perform Advance Work and attend the Event.

$5,000 per Event

EXHIBIT B

General Liability

Aggregate	$10,000,000
Each Occurrence	$10,000,000
Products Completed Operations (must be included)	$10,000,000

Automobile Liability (all owned and non-owned automobiles)

Limit of $1,000,000 (If not included on certificate, email or fax a copy of policy declarations page or Auto ID Card.)

Workers’ Compensation

Proof of Coverage:

The vendors will maintain Worker’s Compensation Insurance in compliance with state statutory law during the dates they are on site at the festival.

Medical Malpractice

Medical Malpractice in the amounts of $1.0 million per patient and $10.0 million in the aggregate, with defense costs outside of the limit.

On-Site Equipment

The SFX Companies are not responsible for damage or theft of any equipment on site during the Event.

Description of Operations / Locations / Vehicles / Special Provisions

The following information needs to be listed on the certificate:

Name SFX Entertainment, Inc., its subsidiaries and affiliates, and each of the foregoing parties’ respective officers, directors, members, affiliates, and employees as additional insureds.

***Your certificate must state that your insurance is primary and non-contributory.***

Certificate Holders	Please send Certificate of Insurance To:
SFX Entertainment, Inc., its subsidiaries and affiliates 902 Broadway, 8th Floor New York, New York 10010	rjansen@sfxii.com